EXHIBIT 4.9

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is made and entered into effective as of February __, 2006, by and among IGNIS PETROLEUM GROUP, INC., a Nevada corporation (the “Company”), DAVID GONZALEZ, ESQ. (the “Escrow Agent”) and CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (the “Investor”).

Recitals:

WHEREAS, the Company, the Escrow Agent and the Investor entered into a Securities Purchase Agreement (the “SPA”) and an Escrow Agreement each dated January 5, 2006 (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises, conditions and covenants contained herein and in the Escrow Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.
Termination. Each of the parties to this Agreement hereby terminates the Escrow Agreement and the respective rights and obligations contained therein and any rights and obligations with respect to escrow arrangements provided for in the SPA. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to the Escrow Agreement or the escrow arrangements (including fees) provided for in the SPA.

IN WITNESS WHEREOF, the parties have signed and delivered this Termination Agreement on the date first set forth above.

IGNIS PETROLEUM GROUP, INC.		CORNELL CAPITAL PARTNERS, LP

By:	/s/ MICHAEL PIAZZA	By:	Yorkville Advisors, LLC
	Name: Michael Piazza	Its:	General Partner
Title: President & CEO
		By:	/s/ MARK A. ANGELO
Name: Mark A. Angelo
Title: Portfolio Manager

ESCROW AGENT

		By:	/s/ DAVID GONZALEZ
Name: David Gonzalez, Esq.